Exhibit 99.1

Streamex Corp. Appoints Former Microsoft and PayPal Lead Product Designer Kori Handy as Vice President of Product and Design

WINTER PARK, Fla., May 26, 2026 — Streamex Corp. (“Streamex” or the “Company”) (NASDAQ: STEX), a technology company building the tokenization ecosystem for all real-world assets beginning with commodities, today announced the appointment of Kori Handy as Vice President of Product and Design. Kori brings 18 years of experience scaling fintech and SaaS platforms from zero to $2B+ in assets under management and more than 200 million users, and joins Streamex at a pivotal moment in the Company’s growth trajectory.

Highlights

●	Kori brings nearly two decades of product, design, and startup leadership experience building fintech and SaaS platforms used by more than 200 million people globally and helping scale businesses beyond $2B+ in assets under management. His work sits at the intersection of product vision, behavioral psychology, growth, and world-class design execution.
●	Known for turning highly complex financial systems into intuitive, high-conviction user experiences, Kori has led transformative product redesigns and growth initiatives across some of the most recognized companies in fintech and technology, including Groundfloor, PayPal, DraftKings, Expedia, Agora, and Microsoft.
●	Kori’s work has consistently translated into measurable business outcomes. At Groundfloor ($2.5B+ AUM), he led a complete redesign of the investing platform across web and mobile that drove a 32% increase in activation rates, a 27% increase in cash deposits, and record monthly AUM growth. At High Circle Banking, his product and design leadership helped drive double-digit millions in AUM within the first 12 months. Earlier in his career, he helped scale products reaching more than 1 million downloads and millions in ARR through design-led product strategy and execution.
●	As Vice President of Product and Design, Kori will lead the evolution of the GLDY user experience and the broader Streamex ecosystem, overseeing product strategy, customer experience, visual systems, and the launch of next-generation financial products designed to redefine how investors interact with tokenized real-world assets.

Kori joins Streamex with a reputation for building ambitious, design-first financial products that blend simplicity, trust, and performance at scale. Over the course of his career, he has led product and design initiatives across fintech, banking, investing, enterprise software, and consumer technology, helping companies accelerate growth, improve conversion, increase assets under management, and create category-defining user experiences. He is joining Streamex at a pivotal moment as the Company transitions from infrastructure buildout into platform scale and mass-market product expansion. With GLDY, Streamex’s gold-backed, yield-bearing tokenized security, continuing to expand into institutional and broader investor markets, the Company is now focused on building an experience that makes sophisticated financial infrastructure feel effortless, intuitive, and globally accessible.

At Streamex, Kori will lead a comprehensive product transformation across the GLDY ecosystem and future product suite. His responsibilities will include product strategy, customer experience, design systems, brand direction, onboarding optimization, and the development of new investor-facing financial products.

Henry McPhie, Co-Founder & Chief Executive Officer of Streamex, said:

“Kori brings a rare combination of product vision, startup intensity, and elite design execution. He understands how to take highly complex financial infrastructure and turn it into experiences that feel simple, premium, and deeply intuitive. His work has consistently driven measurable business growth, from activation and retention to AUM expansion and customer trust. As we scale GLDY and introduce the next generation of tokenized financial products, Kori will play a major role in shaping how the world experiences modern digital assets.”

Kori Handy, Vice President of Product and Design, said:

“Streamex is building one of the most exciting financial products I’ve seen in years, a regulated, yield-bearing commodity product backed by real infrastructure, real liquidity, and real utility. What excites me most is the opportunity to humanize that complexity and create an experience that feels world-class, trustworthy, and incredibly easy to use.

I’ve always believed the future belongs to companies that can take powerful technology and make it feel simple, emotional, and accessible to everyday people. That’s what we’re building here. We’re not just designing another fintech product, we’re designing the future experience of owning and interacting with real-world assets on-chain.”

Background

Kori most recently served as Product Design Leader at Groundfloor, the award-winning real estate investing platform with more than $2.5B in AUM and over 280,000 investors. There, he led a full redesign across web and mobile platforms, modernizing the customer experience and driving significant gains in onboarding, deposits, retention, and overall investor engagement.

Prior to Groundfloor, he served as Head of Product Design at High Circle Banking, where he helped conceptualize and launch a premium banking and investing platform tailored to high-net-worth individuals. The platform scaled to double-digit millions in AUM within its first year.

Kori is also a repeat founder and operator. He founded Kepler Savings, a retirement fintech platform focused on helping hourly and contract workers build long-term wealth through payroll-linked investing experiences. The company gained early traction with enterprise brands including Taco Bell, KFC, and Wendy’s, scaled rapidly in ARR growth, and attracted backing from investors and executives associated with Salesforce, Amazon, Microsoft, and Google.

Earlier in his career, Kori founded Design First Apps, a product studio later acquired by a private equity firm after launching multiple globally featured applications that generated more than 2 million downloads and received over 40 Apple editorial features.

Throughout his career, Kori has become known for combining deep systems thinking with high-end product craftsmanship, helping companies bridge the gap between sophisticated financial infrastructure and human-centered user experiences.

About Streamex Corp.

Streamex Corp. (NASDAQ: STEX) is a technology company focused on the tokenization and digitalization of commodity real-world assets. Streamex delivers institutional-grade solutions that bridge traditional finance and blockchain-enabled markets through secure, regulated, and yield-bearing financial instruments.

For more information, visit www.streamex.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Streamex’s product development strategy, platform capabilities, growth initiatives, and GLDY’s expected performance and adoption. These statements are based on current expectations and assumptions that are subject to risks and uncertainties, many of which are beyond Streamex’s control, and actual results may differ materially. Factors that could cause such differences include, among others, market conditions, regulatory developments, and macroeconomic factors affecting digital asset markets. A discussion of these and other factors is set forth in Streamex’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, as may be supplemented or updated by Streamex’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Streamex undertakes no obligation to update or revise any forward-looking statements except as required by applicable law.

Contacts

Streamex Press & Investor Relations

Adele Carey – Alliance Advisors Investor Relations

IR@streamex.com | acarey@allianceadvisors.com

Henry McPhie

Chief Executive Officer, Streamex Corp.

www.streamex.com | X.com/streamex